Exhibit 99.5

Business

COMPANY OVERVIEW

We are an independent petroleum refiner engaged in the production of high value light petroleum products, such as gasoline, diesel fuel and jet fuel, and high value specialty lubricants. We currently own and operate three refineries having an aggregate annual crude capacity of 216,000 BPSD. Our operations are principally located in the Southwest, Rocky Mountain and Mid-Continent regions of the United States which we believe are attractive refined products markets that possess favorable demographic trends and limited refining capacity.

Our three refineries are:

➢	A refinery in Artesia, New Mexico, which is operated in conjunction with crude oil distillation and vacuum distillation and other facilities situated 65 miles away in Lovington, New Mexico (collectively known as the “Navajo Refinery”). This refinery has crude capacity of 100,000 BPSD, can process up to approximately 100% sour crude oil and serves markets in the southwestern United States and northern Mexico;

➢	A refinery in Woods Cross, Utah. This refinery, located just north of Salt Lake City, Utah, has a crude capacity of 31,000 BPSD. The Woods Cross Refinery is a high conversion refinery that processes regional sweet and Canadian sour crude oils and serves markets in Utah, Idaho, Nevada, Wyoming and eastern Washington; and

➢	A refinery in Tulsa, Oklahoma recently acquired from Sunoco. The Tulsa Refinery has a crude capacity of 85,000 BPSD. This refinery processes sweet crudes and yields high-value lubricant products, distillate products (such as off-road diesel and jet fuel) and gasoline and serves fuel markets in the Mid-Continent region and lubricant markets primarily in North and South America. The world’s largest oil futures trading point, Cushing, Oklahoma, is within 50 miles of the Tulsa Refinery. See “Our recent acquisition of the Tulsa Refinery.”

We also own an approximate 41% interest in Holly Energy Partners, L.P. (which includes our 2% general partnership interest), which has logistics assets including approximately 2,600 miles of petroleum product and crude oil pipelines located principally in west Texas and New Mexico, ten refined product terminals, a jet fuel terminal, two refinery truck rack facilities, a refined products tank farm facility, on-site tankage at both the Navajo and Woods Cross Refineries, a 70% interest in the Rio Grande Pipeline Company and a 25% interest in the joint venture that owns and operates the 95-mile Salt Lake City Pipeline, a crude oil pipeline. HEP and its subsidiaries are not guarantors of the notes offered hereby.

We also own and operate Holly Asphalt Company, which manufactures and markets asphalt products from various terminals in Arizona and New Mexico.

Our operations are currently organized into two reportable segments, Refining and HEP. The Refining segment includes the operations of our Navajo Refinery, Woods Cross Refinery, Holly Asphalt Company and, beginning June 1, 2009, our Tulsa Refinery. The HEP segment involves all of the operations of HEP effective March 1, 2008 (date of reconsolidation).

INDUSTRY OVERVIEW

Crude oil refining is the process of separating the hydrocarbons present in crude oil for the purpose of converting them into marketable finished, or refined, petroleum products such as gasoline, diesel, jet fuel and lubricants. Refining is primarily a margin-based business where both the feedstocks (petroleum products such as crude oil) and the refined finished products are commodities with fluctuating prices. In

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order to increase profitability, it is important for a refinery to maximize the yields of high value finished products and to minimize the costs of feedstock and operating expenses.

Factors affecting refining profitability

Crack spreads

A variety of so called “crack spread” indicators are used to track the profitability of the refining industry. Among the most commonly referenced are the gasoline crack spread and the heat crack spread, as traded on the New York Mercantile Exchange, or NYMEX. The NYMEX gasoline crack spread is the simple difference in per barrel value between reformulated gasoline in New York Harbor and the NYMEX prompt price of West Texas Intermediate, or WTI, crude oil on any given day. This provides a measure of the profitability when producing gasoline. The NYMEX heat crack spread is a similar measure of the price of Number 2 heating oil in New York Harbor, relative to the value of WTI crude which provides a measure of the profitability of producing distillates. A refinery’s profitability generally increases when crack spreads are higher, as its finished products are more expensive relative to its inputs. Conversely, a refinery’s profitability generally decreases when crack spreads are lower, as its finished products are less expensive relative to its inputs. The profitability of a particular refinery depends on the margins between its actual cost of feedstock inputs and actual prices received for its finished products and on its operating expenses.

Feedstock differentials

In addition to crack spread fluctuations, a refinery’s profitability is affected by differentials in the pricing of various feedstocks. Specifically, the pricing differential between various grades of crude oil greatly influences the economics of refining. Generally, light sweet crude oil trades at a premium to heavy sour crude oil. This is because light sweet crude oil generally yields a higher percentage of high value refined products such as gasoline and diesel, whereas heavy sour crude oil generally yields a higher percentage of lower value refined products such as heavy fuel oil and residual petroleum products. A refiner will generally purchase the cheapest feedstock with which it can produce the largest volume of high value refined products. This is especially true when differentials increase and the cost savings from processing heavy sour crude is maximized.

Complexity

The complexity of a refinery refers to the number, type and capacity of processing units at the refinery and is measured by its Nelson index rating. The complexity rating is often used as a measure of a refinery’s ability to convert lower cost, heavier and sour crudes into greater volumes of higher valued refined products such as gasoline and diesel. Highly complex refineries can more easily capitalize on the feedstock differentials described above by purchasing heavy sour crudes when differentials increase. Less complex refineries which cannot process heavy sour crudes are forced to process the more expensive light sweet crudes and operate at lower levels of profitability.

Location

One of the most important factors affecting profitability is a refinery’s location. Consistent with the overall markets for crack spreads and differentials described above, margins and differentials can vary from location to location. Cracks spreads are generally higher in areas with limited refining capacity and/or strong demand for refined products. In the United States, the Southwestern and Rocky Mountain markets are characterized as having limited refining capacity, as well as above average demand growth. Over the past five years, these areas have generally experienced higher margins for refined products.

In addition, location affects the crude supply which is available to a refinery. Access to less expensive, heavy sour crudes allows a refinery to capitalize on the feedstock differentials described above. In the

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United States, coastal refineries and refineries in the Rocky Mountain and Southwestern regions often have the greatest access to heavy sour crudes, such as West Texas Sour, Black Wax and Western Canadian crude oils.

COMPETITIVE STRENGTHS

We believe that the following are our primary competitive strengths:

➢	Strong Competitive Position in Diverse Attractive Markets. Our assets and markets have historically been principally located in the Southwest and Rocky Mountain regions of the United States, and we are now entering the Mid-Continent market and the market for high value lubricant products with our recent acquisition of the Tulsa Refinery. We believe these areas are attractive refined product markets due to a wide variety of available crude feedstocks, favorable demographic trends and limited refining capacity. We believe that high demand due to population growth and infrastructure constraints has historically contributed to higher margins in our core markets.

➢	High Degree of Crude Source Flexibility. We have and are continuing to invest in capital projects aimed at increasing feedstock flexibility. All of our refineries either have or will soon have a wide variety of crude types available to them. Our refineries are located in areas where they have access to both domestic and imported crude, as well as crudes of various qualities. Our Navajo and Woods Cross Refineries have access to and can process lower cost crude oils, including Black Wax and heavy sour crude, which are typically lower cost than comparable light sweet crude. This wide range of potential crude oil supplies allows our refineries to avoid being dependent on any single source or type of crude oil, and to capitalize on pricing differentials between various grades of crude as opportunities present themselves. We believe this gives us a significant advantage over our less complex competitors, especially in low margin environments when crude price differentials are the primary driver of profitability.

➢	High Quality, Complex Refining Asset Base. The complexity of a refinery refers to the number, type and capacity of processing units at the refinery and is measured by its Nelson index rating. Each of our refineries has a Nelson index rating greater than 10. We believe that our weighted average Nelson index rating is higher than the weighted average rating of most refiners located in our regions. As with most complex refineries, we have the ability to process lower cost, heavy crude oil into higher value light products such as gasoline and diesel fuel.

➢	Conservative Balance Sheet and Strong Financial Position. We believe our low debt levels, strong cash flow profile and access to capital provide ample liquidity and allow us to pursue expansion and acquisition opportunities that may arise.

➢	Our Relationship with HEP Provides Stable Cash Flows. As of June 1, 2009, we own an approximate 41% interest in HEP, including our 2% general partner interest. The quarterly distributions received from HEP provide us with a steady source of cash flow that strengthens our financial position. For the year ended December 31, 2008, we received $25.6 million in distributions from HEP. For the quarter ended March 31, 2009, we received $6.9 million in distributions from HEP.

➢	Significant Growth Opportunities. We are currently undertaking several accretive growth initiatives, such as the construction of the UNEV Pipeline and feedstock flexibility projects. We expect these expansion programs to increase earnings and cash flow by allowing us to enter new markets and to process increased volumes of heavier crude. In addition, on June 1, 2009 we closed our acquisition of the Tulsa Refinery, which has an annual average crude capacity of 85,000 BPSD.

➢	Experienced Management Team. Our management team has a proven track record of safely operating and managing a profitable refining business through multiple economic cycles. In addition, the team has successfully executed several key acquisitions and integration efforts.

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BUSINESS STRATEGIES

Our business strategy includes the following major objectives:

➢	Continue Focus on Safety, Reliability and Operational Excellence. We devote significant resources to safety, reliability and environmental compliance, which we believe promotes a culture of diligence and minimizes risk.

➢	Capitalize on Crude Supply Flexibility to Capture Higher Margins. We have invested, and will continue to invest, in our feedstock flexibility. Our ability to source the lowest cost crude oil is a primary driver invest of profitability and a key to our competitive position. In order to increase our ability to process low cost, heavy sour crude oils, we recently added new hydrocrackers and sulfur recovery facilities at our Navajo and Wood Cross Refineries.

➢	Maintain a Disciplined Approach to Capital Investment and Growth. Our strategy is to undertake expansion projects that are immediately accretive and generate cash flow. All potential projects are carefully evaluated based on their potential to increase earnings, as well as their ability to improve our competitive position.

➢	Maintain Conservative Capital Structure. Our strong cash flow from operations and stable distributions from HEP have historically allowed us to operate with limited debt, even in low margin environments. We intend to preserve our conservative balance sheet and liquidity by controlling costs and making focused capital investments.

➢	Selectively Pursue Favorable Acquisition Opportunities. Like the acquisition of the Tulsa Refinery, we intend to pursue potential acquisitions of additional refining and refining related assets that will strengthen our competitive and financial position.

REFINERY/ASSET DESCRIPTIONS AND HISTORIES

As of March 31, 2009, our refinery operations include the Navajo Refinery and the Woods Cross Refinery. Our Tulsa Refinery was acquired on June 1, 2009 and is not included in the discussion below. For more information on our Tulsa Refinery, see “Our recent acquisition of the Tulsa Refinery.” The following table sets forth information, including performance measures about our refinery operations that are not calculations based upon United States GAAP. The cost of products and refinery gross margin do not include the effect of depreciation and amortization. Reconciliations to amounts reported under GAAP are provided under “Annex A—Reconciliations to amounts reported under generally accepted accounting principles.” Information regarding our Navajo and Woods Cross Refineries is provided later in this section of “—Refinery/Asset Descriptions and Histories.”

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				Three months ended
	Year ended December 31,			March 31,
	2008	2007	2006	2009	2008

	(in thousands)

Consolidated(1)
Crude charge (BPD)(2)	100,680	103,490	96,570	80,994	108,160
Refinery production (BPD)(3)	110,850	113,270	105,730	86,347	120,080
Sales of produced refined products (BPD)	111,950	115,050	105,090	89,171	119,350
Sales of refined products (BPD)(4)	120,750	126,800	119,870	98,802	132,940

Refinery utilization(5)	89.7%	94.1%	92.4%	69.8%	97.4%

Average per produced barrel(6)
Net sales	$108.83	$89.77	$80.21	$55.23	$103.20
Cost of products(7)	97.87	73.03	64.43	43.30	95.48

Refinery gross margin	10.96	16.74	15.78	11.93	7.72
Refinery operating expenses(8)	5.14	4.43	4.83	6.40	4.78

Net operating margin	$5.82	$12.31	$10.95	$5.53	$2.94

Feedstocks:
Sour crude oil	63%	62%	61%	64%	63%
Sweet crude oil	23%	23%	25%	24%	23%
Black Wax crude oil	4%	3%	3%	8%	4%
Other feedstocks and blends	10%	12%	11%	4%	10%

Total	100%	100%	100%	100%	100%

(1)	The Montana Refinery was sold on March 31, 2006. Amounts reported are for the Navajo and Woods Cross Refineries.

(2)	Crude charge represents the barrels per day of crude oil processed at the crude units at our refineries.

(3)	Refinery production represents the barrels per day of refined products yielded from processing crude and other refinery feedstocks through the crude units and other conversion units at our refineries.

(4)	Includes refined products purchased for resale.

(5)	Represents crude charge divided by total crude capacity measured in BPSD. Our consolidated crude capacity was increased from 101,000 BPSD to 109,000 BPSD during 2006, from 109,000 BPSD to 111,000 BPSD in mid-year 2007 and by an additional 5,000 BPSD in the fourth quarter of 2008, increasing our consolidated crude capacity to 116,000 BPSD. During the first quarter of 2009, we completed a 15,000 BPSD expansion at our Navajo Refinery, increasing our consolidated crude capacity to 131,000 BPSD effective April 1, 2009.

(6)	Represents average per barrel amount for produced refined products sold, which is a non-GAAP measure. Reconciliations to amounts reported under GAAP are provided under “Annex A—Reconciliations to amounts reported under generally accepted accounting principles.”

(7)	Transportation costs billed from HEP are included in cost of products.

(8)	Represents operating expenses of our refineries, exclusive of depreciation and amortization.

Set forth below is information regarding our principal products.

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	Year ended December 31,			Three months ended March 31,
	2008	2007	2006	2009	2008

	(in thousands)

Consolidated(1)
Sales of produced refined products:
Gasolines	58%	60%	61%	63%	60%
Diesel fuels	32%	29%	28%	29%	30%
Jet fuels	1%	2%	3%	1%	1%
Fuel oil	3%	4%	3%	2%	3%
Asphalt	3%	2%	2%	2%	3%
LPG and other	3%	3%	3%	3%	3%

Total	100%	100%	100%	100%	100%

(1)	The Montana Refinery was sold on March 31, 2006. Amounts reported are for the Navajo and Woods Cross Refineries.

We have several significant customers, none of which accounts for more than 10% of our business. Our principal customers for gasoline include other refiners, convenience store chains, independent marketers, and retailers. Diesel fuel is sold to other refiners, truck stop chains, wholesalers and railroads. Jet fuel is sold for military and domestic airline use. Asphalt is sold to governmental entities or contractors. LPG’s are sold to LPG wholesalers and LPG retailers and carbon black oil is sold for further processing or blended into fuel oil.

Navajo Refinery

Facilities

The Navajo Refinery has a current crude oil capacity of 100,000 BPSD and has the ability to process sour crude oils into high value light products such as gasoline, diesel fuel and jet fuel. The refinery has a Nelson Complexity Index rating of 11.8. The Navajo Refinery has historically converted approximately 91% of its raw materials throughput into high value light products. For 2008, gasoline, diesel fuel and jet fuel (excluding volumes purchased for resale) represented 57%, 33% and 1%, respectively, of the Navajo Refinery’s sales volumes.

The following table sets forth information about the Navajo Refinery operations, including non-GAAP performance measures. The cost of products and refinery gross margin do not include the effect of depreciation and amortization. Reconciliations to amounts reported under GAAP are provided under “Annex A—Reconciliations to amounts reported under generally accepted accounting principles.”

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	Year ended December 31,			Three months ended March 31,
	2008	2007	2006	2009	2008

	(in thousands)

Navajo Refinery
Crude charge (BPD)(1)	79,020	79,460	72,930	57,685	83,200
Refinery production (BPD)(2)	88,680	87,930	80,540	63,061	94,640
Sales of produced refined products (BPD)	89,580	88,920	79,940	62,147	94,050
Sales of refined products (BPD)(3)	97,320	100,460	93,660	71,138	105,410

Refinery utilization(4)	93.0%	94.6%	92.9%	67.9%	97.9%

Average per produced barrel(5)
Net sales	$108.52	$89.68	$79.62	$57.37	$103.26
Cost of products(6)	98.97	74.10	64.25	44.92	96.83

Refinery gross margin	9.55	15.58	15.37	12.45	6.43
Refinery operating expenses(7)	4.58	4.30	4.74	6.17	4.39

Net operating margin	$4.97	$11.28	$10.63	$6.28	$2.04

Feedstocks:
Sour crude oil	79%	82%	80%	87%	80%
Sweet crude oil	10%	9%	8%	8%	8%
Other feedstocks and blends	11%	9%	12%	5%	12%

Total	100%	100%	100%	100%	100%

(1)	Crude charge represents the barrels per day of crude oil processed at the crude units at our refineries.

(2)	Refinery production represents the barrels per day of refined products yielded from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(3)	Includes refined products purchased for resale.

(4)	Represents crude charge divided by total crude capacity measured in BPSD. The crude capacity was increased from 75,000 BPSD to 83,000 BPSD during 2006 and by an additional 2,000 BPSD in mid-year 2007, increasing crude capacity to 85,000 BPSD. During the first quarter of 2009, we completed a 15,000 BPSD refinery expansion, increasing crude capacity to 100,000 BPSD effective April 1, 2009.

(5)	Represents average per barrel amount for produced refined products sold, which is a non-GAAP measure. Reconciliations to amounts reported under GAAP are provided under “Annex A—Reconciliations to amounts reported under generally accepted accounting principles.”

(6)	Transportation costs billed from HEP are included in cost of products.

(7)	Represents operating expenses of the refinery, exclusive of depreciation and amortization.

The Navajo Refinery’s Artesia, New Mexico facility is located on a 561 acre site and is a fully integrated refinery with crude distillation, vacuum distillation, FCC, ROSE (solvent deasphalter), HF alkylation, catalytic reforming, hydrodesulfurization, isomerization, sulfur recovery and product blending units. Other supporting infrastructure includes approximately 2.0 million barrels of feedstock and product tankage at the site (of which 0.2 million is owned by HEP), and maintenance shops, warehouses and office buildings. The operating units at the Artesia facility include newly constructed units, older units that have been relocated from other facilities and upgraded and re-erected in Artesia,

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and units that have been operating as part of the Artesia facility (with periodic major maintenance) for many years, in some very limited cases since before 1970. The Artesia facility is operated in conjunction with an integrated refining facility located in Lovington, New Mexico, approximately 65 miles east of Artesia. The principal equipment at the Lovington facility consists of a crude distillation unit and associated vacuum distillation units that were constructed after 1970. The facility also has an additional 1.1 million barrels of feedstock and product tankage (of which 0.2 million is owned by HEP). The Lovington facility processes crude oil into intermediate products that are transported to Artesia by means of three intermediate pipelines owned by HEP. These products are then upgraded into finished products at the Artesia facility. The combined crude oil capacity of the Navajo facilities is 100,000 BPSD and it typically processes or blends an additional 10,000 BPSD of natural gasoline, butane, gas oil and naphtha.

We distribute refined products from the Navajo Refinery to markets in Arizona, New Mexico, west Texas and northern Mexico primarily through two of HEP’s owned pipelines that extend from Artesia, New Mexico to El Paso, Texas. In addition, we use pipelines owned and leased by HEP to transport petroleum products to markets in central and northwest New Mexico. We have refined product storage through our pipelines and terminals agreement with HEP at terminals in El Paso, Texas; Tucson, Arizona; and Artesia, Moriarty and Bloomfield, New Mexico.

We manufacture and market commodity and modified asphalt products in Arizona, New Mexico, Texas and northern Mexico through Holly Asphalt Company. We have three manufacturing facilities located in Glendale, Arizona, Albuquerque, New Mexico and Artesia, New Mexico. Our Albuquerque and Artesia facilities manufacture modified hot asphalt products and commodity emulsions from base asphalt materials provided by our Navajo Refinery and third-party suppliers. Our Glendale facility manufactures modified hot asphalt products from base asphalt materials provided by our Navajo and Woods Cross Refineries and third-party suppliers. Our products are shipped via third-party trucking companies to commercial customers that provide asphalt based materials for commercial and government projects.

Markets and competition

The Navajo Refinery primarily serves the growing southwestern United States market, including El Paso, Texas; Albuquerque, Moriarty and Bloomfield, New Mexico; Phoenix and Tucson, Arizona; and the northern Mexico market. Our products are shipped through HEP’s pipelines from Artesia, New Mexico to El Paso, Texas and from El Paso to Albuquerque and to Mexico via products pipeline systems owned by Plains All American Pipeline, L.P. (Plains) and from El Paso to Tucson and Phoenix via a products pipeline system owned by Kinder Morgan’s SFPP, L.P. (SFPP). In addition, the Navajo Refinery transports petroleum products to markets in northwest New Mexico and to Moriarty, New Mexico, near Albuquerque, via HEP’s pipelines running from Artesia to San Juan County, New Mexico.

El Paso market

The El Paso market for refined products is currently supplied by a number of area refiners, Gulf Coast refiners and pipelines. Area refiners include Navajo, WRB Refining, LLC (WRB) (a joint venture between ConocoPhillips and EnCana Corp.), Valero, Alon, and Western Refining. Pipelines serving this market include Longhorn, Magellan, NuStar and HEP pipelines. Refined products from the Gulf Coast are transported via the Longhorn and Magellan pipelines. We currently supply approximately 11,000 BPD to the El Paso market, which accounts for approximately 18% of the refined products consumed in that market.

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Arizona market

The Arizona market for refined products is currently supplied by a number of refiners via pipelines and trucks. Refiners include companies located in west Texas, New Mexico, the Gulf Coast and West Coast. We currently supply approximately 54,000 BPD of refined products via the SFPP Pipeline into the Arizona market, comprised primarily of Phoenix and Tucson, which accounts for approximately 17% of the refined products consumed in that market.

New Mexico markets

The Artesia, Albuquerque, Moriarty and Bloomfield markets are supplied by a number of refiners via pipelines and trucks. Refiners include Navajo, Valero, Western, Alon and WRB. We currently supply approximately 22,000 BPD of refined products to the New Mexico market, which accounts for approximately 20% of the refined products consumed in that market.

The common carrier pipeline we use to serve the Albuquerque market out of El Paso currently operates at near capacity. In addition, HEP leases from Mid-America Pipeline Company, L.L.C., a pipeline between White Lakes, New Mexico and the Albuquerque vicinity and Bloomfield, New Mexico. The lease agreement currently runs through 2017, and HEP has options to renew for two ten-year periods. HEP owns and operates a 12-inch pipeline from the Navajo Refinery to the Leased Pipeline as well as terminalling facilities in Bloomfield, New Mexico, which is located in the northwest corner of New Mexico, and in Moriarty, which is 40 miles east of Albuquerque. These facilities permit us to provide a total of up to 45,000 BPD of light products to the growing Albuquerque and Santa Fe, New Mexico areas. If needed, additional pump stations could further increase the pipeline’s capabilities.

The Longhorn Pipeline is a 72,000 BPD common carrier pipeline that has the ability to deliver refined products utilizing a direct route from the Texas Gulf Coast to El Paso and, through interconnections with third-party common carrier pipelines, into the Arizona market. In 2008, Longhorn Partners Pipeline, L.P., owner of the pipeline, filed for bankruptcy and has put the pipeline up for sale. Flying J, the pipeline’s major shipper also filed for bankruptcy in 2008. The status of current shipping levels is presently unknown.

An additional factor that could affect some of our markets is the presence of pipeline capacity from El Paso and the West Coast into our Arizona markets. Additional increases in shipments of refined products from El Paso and the West Coast into our Arizona markets could result in additional downward pressure on refined product prices in these markets.

Crude oil and feedstock supplies

The Navajo Refinery is situated near the Permian Basin in an area that historically has had abundant supplies of crude oil available both for regional users, such as us, and for export to other areas. We purchase crude oil from producers in nearby southeastern New Mexico and west Texas and from major oil companies. Crude oil is gathered both through HEP’s pipelines and our tank trucks and through third-party crude oil pipeline systems. Crude oil acquired in locations distant from the refinery is exchanged for crude oil that is transportable to the refinery.

We also purchase isobutane, natural gasoline and other feedstocks to supply the Navajo Refinery. In 2008, approximately 5,000 BPD of isobutane and 4,900 BPD of natural gasoline used in the Navajo Refinery’s operations were purchased from a newly operational fractionation facility in Hobbs, New Mexico, which is owned by Enterprise Products, L.P., as well as volumes purchased from the mid-continent area and delivered to our region on a common carrier pipeline owned by Enterprise Products, L.P. Ultimately all volumes of these products are shipped to the Artesia refining facilities on HEP’s two parallel 65-mile pipelines running from Lovington to Artesia. From time to time, we also purchase gas oil, naphtha and light cycle oil from other oil companies for use as feedstock.

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Principal products and customers

Set forth below is information regarding the principal products produced at the Navajo Refinery:

	Year ended			Three months
	December 31,			ended March 31,
	2008	2007	2006	2009	2008

	(in thousands)

Navajo Refinery
Sales of produced refined products:
Gasolines	57%	59%	60%	61%	58%
Diesel fuels	33%	30%	28%	31%	32%
Jet fuels	1%	3%	4%	1%	1%
Fuel oil	3%	3%	2%	1%	3%
Asphalt	3%	2%	3%	3%	3%
LPG and other	3%	3%	3%	3%	3%

Total	100%	100%	100%	100%	100%

Light products are shipped by product pipelines or are made available at various points by exchanges with others. Light products are also made available to customers through truck loading facilities at the refinery and at terminals.

Our gasoline produced at the Navajo Refinery is marketed in the southwestern United States, including the metropolitan areas of El Paso, Phoenix, Albuquerque, Bloomfield, and Tucson, and in portions of northern Mexico. Diesel fuel is sold to other refiners, truck stop chains, wholesalers, and railroads. Historically, jet fuel has been sold primarily for military use. All asphalt produced at the Navajo Refinery and third-party purchased asphalt is marketed through Holly Asphalt Company to governmental entities or contractors. LPG’s are sold to LPG wholesalers and LPG retailers and carbon black oil is sold for further processing.

Capital improvement projects

We have invested significant amounts in capital expenditures in recent years to expand and enhance the Navajo Refinery and expand our supply and distribution network.

Our board of directors approved a capital budget for 2009 of $11.4 million for refining improvement projects at the Navajo Refinery, not including the capital projects approved in prior years or our expansion and feedstock flexibility projects described below.

At the Navajo Refinery, we are proceeding with major capital projects including expanding refinery capacity to 100,000 BPSD in phase I and then in phase II, developing the capability to run up to 40,000 BPSD of heavy type crudes. Phase I requires the installation of a new 15,000 BPSD mild hydrocracker, 28 MMSCFSD hydrogen plant, and the expansion of our Lovington crude and vacuum units. Phase I is mechanically complete. The total cost of phase I is expected to be approximately $187.4 million.

Phase II involves the installation of a new 18,000 BPSD solvent deasphalter and the revamp of our Artesia crude and vacuum units. Phase II is expected to be mechanically complete in the fourth quarter of 2009 at a cost of approximately $98.0 million.

We are also proceeding with a project to add asphalt tankage at the Navajo Refinery and at the Holly Asphalt Company facility in Artesia, New Mexico to enhance asphalt economics by storing asphalt during the winter months when asphalt prices are generally lower. These asphalt tank additions and an approved upgrade of our rail loading facilities at the Artesia refinery are estimated to cost approximately $21.0 million and are expected to be completed at the same time as the phase II project.

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During the first quarter of 2009, the Navajo Refinery also installed a new 100 ton per day sulfur recovery unit at a cost of approximately $31.0 million.

The Navajo phase I projects and the addition of the sulfur recovery unit discussed above are currently in the process of start-up and will enable the Navajo Refinery to process 100,000 BPSD of crude with up to 40% of that crude being lower cost heavy crude oil. The projects will also increase the yield of diesel, supply Holly Asphalt Company with all their performance grade asphalt requirements, increase refinery liquid volume yield, increase the refinery’s capacity to process outside feedstocks and enable the refinery to meet new LSG specifications required by the EPA.

In July 2008, we announced an agreement by one of our subsidiaries to transport crude oil on Centurion’s pipeline from Cushing, Oklahoma to its Slaughter Station located in west Texas. Our board of directors approved capital expenditures of up to $97.0 million to build the necessary infrastructure including a 70-mile pipeline from Centurion’s Slaughter Station to Lovington, New Mexico and a 65-mile pipeline running from Lovington to Artesia, New Mexico. It also includes a 37-mile pipeline that will connect HEP’s Artesia gathering system to our Lovington facility for processing. This will permit the segregation of heavy crude oil for our crude / vacuum unit in Artesia and provide Artesia area crude oil producers additional access to markets. On June 1, 2009, we sold the 65-mile pipeline from Lovington to Artesia, New Mexico to HEP for $34.2 million. Under the provisions of our omnibus agreement with HEP, HEP will have an option to purchase the remaining transportation assets described above upon our completion of these projects.

Woods Cross Refinery

Facilities

The Woods Cross Refinery has a crude oil capacity of 31,000 BPSD and is operated by Holly Refining & Marketing Company—Woods Cross, one of our wholly owned subsidiaries. The Woods Cross Refinery is located in Woods Cross, Utah and processes regional sweet and Black Wax crude as well as Canadian sour crude oils into high value light products. The refinery has a Nelson Complexity Index rating of 12.5. For 2008, gasoline and diesel fuel (excluding volumes purchased for resale) represented 63% and 29%, respectively, of the Woods Cross Refinery’s sales volumes.

The following table sets forth information about the Woods Cross Refinery operations, including non-GAAP performance measures about our refinery operations. The cost of products and refinery gross margin do not include the effect of depreciation and amortization. Reconciliations to amounts reported under GAAP are provided under “Annex A—Reconciliations to amounts reported under generally accepted accounting principles.”

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	Year ended December 31,			Three months ended March 31,
	2008	2007	2006	2009	2008

	(in thousands)

Woods Cross Refinery
Crude charge (BPD)(1)	21,660	24,030	23,640	23,309	24,960
Refinery production (BPD)(2)	22,170	25,340	25,190	23,286	25,440
Sales of produced refined products (BPD)	22,370	26,130	25,150	27,024	25,300
Sales of refined products (BPD)(3)	23,430	26,340	26,210	27,664	27,530

Refinery utilization(4)	79.5%	92.4%	90.9%	75.2%	96.0%

Average per produced barrel(5)
Net sales	$110.07	$90.09	$82.09	$50.31	$102.96
Cost of products(6)	93.47	69.40	64.99	39.57	90.42

Refinery gross margin	16.60	20.69	17.10	10.74	12.54
Refinery operating expenses(7)	7.42	4.86	5.13	6.92	6.26

Net operating margin	$9.18	$15.83	$11.97	$3.82	$6.28

Feedstocks:
Sour crude oil	1%	2%	2%	3%	3%
Sweet crude oil	72%	75%	79%	66%	76%
Black Wax crude oil	21%	15%	10%	29%	16%
Other feedstocks and blends	6%	8%	9%	2%	5%

Total	100%	100%	100%	100%	100%

(1)	Crude charge represents the barrels per day of crude oil processed at the crude units at our refinery.

(2)	Refinery production represents the barrels per day of refined products yielded from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(3)	Includes refined products purchased for resale.

(4)	Represents crude charge divided by total crude capacity measured in BPSD. The crude capacity was increased by 5,000 BPSD in the fourth quarter of 2008, increasing crude capacity to 31,000 BPSD.

(5)	Represents average per barrel amount for produced refined products sold, which is a non-GAAP measure. Reconciliations to amounts reported under GAAP are provided under “Annex A—Reconciliations to amounts reported under generally accepted accounting principles.”

(6)	Transportation costs billed from HEP are included in cost of products.

(7)	Represents operating expenses of the refinery, exclusive of depreciation and amortization.

The Woods Cross Refinery facility is located on a 200 acre site and is a fully integrated refinery with crude distillation, solvent deasphalter, FCC, HF alkylation, catalytic reforming, hydrodesulfurization, isomerization, sulfur recovery and product blending units. Other supporting infrastructure includes approximately 1.5 million barrels of feedstock and product tankage of which 0.2 million is owned by HEP, maintenance shops, warehouses and office buildings. The operating units at the Woods Cross Refinery include newly constructed units, older units that have been relocated from other facilities, upgraded and re-erected in Woods Cross, and units that have been operating as part of the Woods Cross facility (with periodic major maintenance) for many years, in some very limited cases since before

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1950. The crude oil capacity of the Woods Cross Refinery is 31,000 BPSD and the facility typically processes or blends an additional 2,000 BPSD of natural gasoline, butane, and gas oil.

We own and operate 4 miles of hydrogen pipeline that allows us to connect to a hydrogen plant located at Chevron’s Salt Lake City Refinery. Additionally, HEP owns and operates 12 miles of crude oil and refined products pipelines that allow us to connect our Woods Cross Refinery to common carrier pipeline systems.

Markets and competition

The Woods Cross Refinery is one of five refineries located in Utah. We estimate that the four refineries that compete with our Woods Cross Refinery have a combined capacity to process approximately 150,000 BPSD of crude oil. The five Utah refineries collectively supply an estimated 70% of the gasoline and distillate products consumed in the states of Utah and Idaho, with the remainder imported from refineries in Wyoming and Montana via the Pioneer Pipeline owned jointly by Sinclair and ConocoPhillips. The Woods Cross Refinery’s primary markets include Utah, Idaho, Nevada, Wyoming and eastern Washington. Approximately 60% of the gasoline and diesel fuel produced by our Woods Cross Refinery is sold through a network of Phillips 66 branded marketers under various long-term supply agreements.

Utah market

The Utah market for refined products is currently supplied primarily by a number of local refiners and the Pioneer Pipeline. Local area refiners include Woods Cross, Chevron, Tesoro, Big West and Silver Eagle. Other refiners that ship via the Pioneer Pipeline include Sinclair, ExxonMobil and ConocoPhillips. We currently supply approximately 16,000 BPD of refined products into the Utah market, which represents approximately 15% of the refined products consumed in that market, to branded and unbranded customers.

Idaho, Wyoming, Eastern Washington and Nevada markets

We currently supply approximately 7,000 BPD of refined products into the Idaho, Wyoming, eastern Washington and Nevada markets, which represents approximately 2% of the refined products consumed in those markets. Woods Cross ships refined products over Chevron’s common carrier pipeline system to numerous terminals, including HEP’s terminals at Boise and Burley, Idaho and Spokane, Washington and to terminals at Pocatello and Boise, Idaho and Pasco, Washington that are owned by a third party. We sell to branded and unbranded customers in these markets. We also truck refined products to Las Vegas, Nevada.

The Idaho market for refined products is primarily supplied via Chevron’s common carrier pipeline system from refiners located in the Salt Lake City area and products supplied from the Pioneer Pipeline system. Refiners that could potentially supply the Chevron and Pioneer Pipeline systems include Woods Cross, Chevron, Tesoro, Big West, Silver Eagle, Sinclair, ConocoPhillips and ExxonMobil.

We market refined products in the Wyoming market on a limited basis.

The eastern Washington market is supplied by two common carrier pipelines, Chevron and Yellowstone. Product is also shipped into the area via rail from various points in the United States and Canada. Refined products shipped on Chevron’s pipeline system are supplied by refiners and other pipelines located in the Salt Lake City area and from refiners located in the Pacific Northwest. Pacific Northwest refiners include BP, Tesoro, Shell, ConocoPhillips and US Oil. Products supplied from the sources located in the Pacific Northwest area are generally shipped over the Columbia River via barge at Pasco, Washington.

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The majority of the Las Vegas, Nevada market for refined products is supplied by various West Coast refiners and suppliers via Kinder Morgan’s CalNev common carrier pipeline system.

Crude oil and feedstock supplies

The Woods Cross Refinery currently obtains its supply of crude oil primarily from suppliers in Canada, Wyoming, Utah and Colorado via common carrier pipelines that originate in Canada, Wyoming and Colorado. Supplies of Black Wax crude oil are shipped via truck.

Principal products and customers

Set forth below is information regarding the principal products produced at the Woods Cross Refinery:

				Three months ended
	Year ended December 31,			March 31,
	2008	2007	2006	2009	2008

	(in thousands)

Woods Cross Refinery
Sales of produced refined products:
Gasolines	63%	63%	63%	68%	68%
Diesel fuels	29%	27%	28%	23%	23%
Jet fuels	—%	2%	2%	1%	—%
Fuel oil	5%	5%	5%	4%	5%
Asphalt	1%	1%	—%	1%	—%
LPG and other	2%	2%	2%	3%	4%

Total	100%	100%	100%	100%	100%

Light products are shipped by product pipelines or are made available at various points by exchanges with others. Light products are also made available to customers through truck loading facilities at the refinery and at terminals.

Our principal customers for gasoline include other refiners, convenience store chains, independent marketers and retailers. Diesel fuel is sold to other refiners, truck stop chains and wholesalers. Limited quantities of jet fuel is sold for domestic airline use. All asphalt produced is blended to fuel oil and sold locally, shipped by rail to the Gulf Coast, shipped by rail directly to our customers or marketed through Holly Asphalt Company to governmental entities or contractors. LPG’s are sold to LPG wholesalers and LPG retailers.

Capital improvement projects

Our approved capital budget for 2009 capital projects at the Woods Cross Refinery is $5.3 million, not including the major projects described below or other capital projects approved in prior years.

At the Woods Cross Refinery, we have increased the refinery’s capacity from 26,000 BPSD to 31,000 BPSD while increasing its ability to process lower cost crude. The project involved installing a new 15,000 BPSD mild hydrocracker, sulfur recovery facilities, Black Wax desalting equipment and Black Wax unloading systems. The total cost of this project was approximately $122.0 million. These improvements will also provide the necessary infrastructure for future expansions of crude capacity and enable the refinery to meet new LSG specifications as required by the EPA.

To fully take advantage of the economics on the Woods Cross expansion project, additional crude pipeline capacity was required to move Canadian crude to the Woods Cross Refinery. HEP’s joint venture pipeline with Plains permits the transportation of additional crude oil into the Salt Lake City area.

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In December 2007, we entered into a definitive agreement with Sinclair to jointly build the UNEV Pipeline, a 12-inch refined products pipeline from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal facilities in the Cedar City, Utah and north Las Vegas areas. Under the agreement, we own a 75% interest in the joint venture pipeline and Sinclair owns the remaining 25% interest. The initial capacity of the pipeline will be 62,000 BPD, with the capacity for further expansion to 120,000 BPD. The total cost of the pipeline project including terminals is expected to be $300.0 million, with our share of the cost totaling $225.0 million. In connection with this project, we have entered into a 10-year commitment to ship an annual average of 15,000 BPD of refined products on the UNEV Pipeline at an agreed tariff. Our commitment for each year is subject to reduction by up to 5,000 BPD in specified circumstances relating to shipments by other shippers. On January 31, 2008, we entered into an option agreement with HEP granting HEP an option to purchase all of our equity interests in this joint venture pipeline effective for a 180-day period commencing when the UNEV Pipeline becomes operational, at a purchase price equal to our investment in this joint venture pipeline plus interest at 7% per annum.

The UNEV project is in the final stage of the permit process with the Bureau of Land Management of the United States Department of the Interior. Since it is anticipated that the permit to proceed will now be received during the second quarter of 2009, we are currently evaluating whether to maintain the current completion schedule for UNEV of early 2010 or whether from a commercial perspective it would be better to delay completion until the fall of 2010.

HOLLY ENERGY PARTNERS, L.P.

HEP business

In July 2004, we completed the initial public offering of limited partnership interests in HEP, a Delaware limited partnership that trades on the New York Stock Exchange under the trading symbol “HEP.” We formed HEP to acquire, own and operate substantially all of the refined product pipeline and terminalling assets that support our refining and marketing operations in west Texas, New Mexico, Utah, Idaho and Arizona. HEP owns and operates logistics assets, including approximately 2,600 miles of petroleum product and crude oil pipelines located principally in west Texas and New Mexico, ten refined product terminals, a jet fuel terminal, two refinery truck rack facilities, a refined products tank farm facility, on-site crude oil tankage at both the Navajo and Woods Cross Refineries, a 70% interest in the Rio Grande Pipeline Company and a 25% interest in the joint venture that runs the 95-mile crude oil Salt Lake City Pipeline. As of May 30, 2009, we own an approximate 41% interest in HEP (which includes our general partnership interest).

HEP generates revenues by charging tariffs for transporting petroleum products and crude oil through its pipelines, by leasing certain pipeline capacity to Alon USA, Inc. (“Alon”) used in connection with operations at its Big Spring, Texas refinery (“Big Spring Refinery”), by charging fees for terminalling refined products and other hydrocarbons and storing and providing other services at its storage tanks and terminals. HEP does not take ownership of products that it transports or terminals and therefore is not directly exposed to changes in commodity prices.

Agreements between Holly and HEP

The substantial majority of HEP’s business is devoted to providing transportation and terminalling services to us. HEP serves our refineries in New Mexico and Utah under three 15-year pipeline, terminal and tankage agreements. One of these agreements relates to the pipelines and terminals contributed by us to HEP at the time of HEP’s initial public offering in 2004 and expires in 2019. HEP’s second agreement with us relates to the intermediate pipelines acquired from us in July 2005 and June 2009 that serve our Lovington and Artesia, New Mexico refinery facilities and expires in 2024. HEP’s third agreement with us relates to the crude pipelines and tankage assets acquired from Holly in February 2008 and expires in 2023. As of December 31, 2008, contractual minimums under these three

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agreements are $41.2 million, $13.3 million and $26.8 million, respectively. HEP also serves the Big Spring Refinery under a pipelines and terminals agreement with Alon that expires in 2020. As of December 31, 2008, contractual minimums under this agreement are $22.0 million.

Under certain provisions of the Omnibus Agreement that we entered into with HEP in July 2004, HEP pays us an annual administrative fee in return for our provision of various general and administrative services to HEP. Initially, this fee was $2.0 million for each of the three years following the closing of HEP’s initial public offering. Effective March 1, 2008, the annual fee was increased to $2.3 million to cover additional general and administrative services attributable to the operations of HEP’s Crude Pipelines and Tankage Assets. This fee includes expenses incurred by Holly and its affiliates to perform centralized corporate functions, such as executive management, legal, accounting, treasury, information technology and other corporate services, including the administration of employee benefit plans. This fee does not include the salaries of pipeline and terminal personnel or the cost of their employee benefits, such as 401(k), pension and health insurance benefits, which are separately charged to HEP by Holly. We are also reimbursed by HEP for direct expenses incurred on HEP’s behalf. In addition, HEP also pays for its own direct general and administrative costs, including costs relating to operating as a separate publicly held entity, such as costs for preparation of partners’ K-1 tax information, SEC filings, investor relations, directors’ compensation, directors’ and officers’ insurance and registrar and transfer agent fees. The fee and the related services may be terminated by either us or HEP at any time.

Conflicts committee

Three members of the board of directors of Holly Logistic Services, L.L.C. (HLS), the general partner of HEP Logistics Holdings, L.P., HEP’s general partner, serve on a conflicts committee to review specific matters, including transactions with Holly, that the board believes may involve conflicts of interest. The conflicts committee determines if the resolution of the conflict of interest is fair and reasonable to HEP. The members of the conflicts committee may not be officers or employees of HLS or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by the New York Stock Exchange and the Exchange Act to serve on the audit committee of a board of directors. Any matters approved by the conflicts committee are conclusively deemed to be fair and reasonable to HEP, approved by all of HEP’s partners, and not a breach by HEP’s general partner of any duties it may owe HEP or its unitholders. Additionally, with respect to certain transactions between Holly and HEP or their respective affiliates, and depending on the size of the transaction, the indenture governing the notes will also require approval by a majority of the disinterested directors of Holly or an opinion from an independent investment bank that the transaction is fair from a financial point of view to Holly. See “Description of notes—Covenants—Transactions with affiliates.”

Indemnification agreements

In connection with the crude pipelines and tankage assets that HEP acquired from us in February 2008, three of our subsidiaries, Navajo Pipeline Co., L.P., Navajo Refining Company, L.L.C. and Woods Cross Refining Company, L.L.C., have agreed to indemnify HEP’s controlling partner to the extent it makes any payment in satisfaction of debt service due on up to a $171.0 million aggregate principal amount of borrowings under the HEP Credit Agreement. Additionally, in connection with the intermediate pipelines that HEP acquired from us in July 2005, Navajo Pipeline Co., L.P., one of our subsidiaries, has agreed to indemnify HEP’s controlling partner to the extent it makes any payment in satisfaction of debt service on up to $35.0 million of the principal amount of HEP’s senior notes. HEP and its subsidiaries are not guarantors of the notes offered hereby.

Under the Omnibus Agreement, we have also agreed to indemnify HEP up to certain aggregate amounts for any environmental noncompliance and remediation liabilities associated with assets transferred to HEP and occurring or existing prior to the date of such transfers. The Omnibus Agreement provides environmental indemnification of up to $15.0 million through 2014 for the assets transferred to HEP at

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the time of HEP’s initial public offering in 2004, plus up to an additional $2.5 million through 2015 that is limited to indemnification for the Intermediate Pipelines acquired in July 2005. The Omnibus Agreement provides $7.5 million of indemnification through 2023 solely for environmental noncompliance and remediation liabilities specific to the Crude Pipelines and Tankage Assets, which are not covered by the $15.0 in indemnification mentioned above.

Quarterly distributions

We receive quarterly distributions from HEP that provide us with a steady source of cash flow and strengthen our financial position. For the year ended December 31, 2008, we received $25.6 million in distributions from HEP. For the quarter ended March 31, 2009, we received $6.9 million in distributions from HEP.

EMPLOYEES AND LABOR RELATIONS

As of March 31, 2009, we had 979 employees, of which 341 are currently covered by collective bargaining agreements. The foregoing does not include the approximately 400 employees at the Tulsa Refinery, which we acquired on June 1, 2009. We consider our employee relations to be good. We successfully renegotiated the collective bargaining agreement for our Utah refinery and extended the term to 2012 in February, 2009 (subject only to ongoing efforts to document the interim letter agreement with formal contract terms). The collective bargaining agreement for our New Mexico refinery expires in 2010.